EXHIBIT 10.A

AGREEMENT AND GENERAL RELEASE

    This AGREEMENT AND GENERAL RELEASE (the “Agreement”), entered into as of the date at the end hereof is by and between JOHN W. SOMERHALDER II (“Employee”), and El Paso Corporation (the “Company”) (collectively, the “Parties”).

WHEREAS, Employee serves as Executive Vice President of the Company; and
WHEREAS, either Employee or the Company is free to terminate the employment relationship at will and at any time; and
THEREFORE, in consideration of the promises, mutual covenants and agreements contained in this Agreement, the Parties agree as follows:
    1. As used in this Agreement, the term “Employer Entity” shall include El Paso Corporation, its present and former parents and its trusts and plans, direct or indirect subsidiaries, affiliates and related companies or entities, regardless of its or their form of business organization.

    2. Effective April 30, 2005 (“Date of Termination”), Employee shall terminate his employment with the Employer Entity and shall resign his position as Executive Vice President as well as other officer or director positions he may have held with any Employer Entity as of his Date of Termination.

    3. Subject to continuing satisfaction of the terms and conditions of this Agreement by Employee and subject to final execution of this Agreement and to the condition that Employee has not revoked any portion of this Agreement during the seven-day revocation period described below, this Company shall pay to Employee (i) a Severance Payment in the amount of six hundred forty two thousand dollars ($642,000.00), (ii) one third of his target 2005 bonus in the amount of two hundred three thousand three hundred dollars ($203,300.00), (iii) a cash payment equal to $12,815.00 for the vested portion of his April 1, 2005 restricted stock grant, plus any unused 2005 PTO (excluding carryover), less any and all applicable mandatory contributions to the Hobby Center and less any and all applicable taxes, on or before May 31, 2005, or as soon thereafter as administratively possible. Employee shall be entitled (i) for six (6) months following his Date of Termination to standard Company-provided outplacement benefits and (ii) for eight (8) months following his Date of Termination to continued medical and dental coverage under the Company plan in which Employee participated immediately prior to his Date of Termination. Employee’s continued health coverage shall be subject to the payment of required contributions and is secondary to any other coverage Employee may have as an employee on any date.

    Employee’s total pension benefit shall be determined under the Company’s Pension Plan and Supplemental Benefits Plan. Employee shall make an election to commence the qualified component of Employee’s pension benefit. Employee’s account balance in the Company’s Retirement Savings Plan (the “RSP”) shall be paid to Employee pursuant to the plan. Employee’s total supplemental RSP benefit shall be determined under the Company’s Supplemental Benefits Plan and shall be distributed to Employee at the end of the month following his Date of Termination, or May 31, 2005.

    Employee and the Company agree Employee shall have 95,000 vested non-qualified stock options (“NQSOs”) as of his Date of Termination. Employee’s NQSOs are fully vested and Employee shall be able to exercise all or a portion of these NQSOs at his discretion, subject to any applicable insider trading restrictions. With respect to 40,000 and 20,000 NQSOs granted to Employee on January 19, 1996 and June 19, 1996, respectively, Employee understands that he has a period of three (3) years from his Date of Termination, or through April 30, 2008, to exercise these vested NQSOs unless they terminate earlier by their own terms. Any portion of these options not exercised by the earlier of the expiration of their term or April 30, 2008, shall be forfeited. With respect to 35,000 NQSOs granted to Employee on April 1, 2004, Employee understands that he has a period of one (1) year from his Date of Termination, or through April 30, 2006, to exercise these vested NQSOs unless they terminate earlier by their own terms. Any portion of these options not exercised by April 30, 2006, shall be forfeited. Such NQSOs shall continue to be governed by the terms and conditions of the applicable plans from which they were granted and the applicable grant letter. Employee agrees that all other NQSOs granted to him during his employment shall be forfeited to the Company.

Employee was granted restricted stock on April 1, 2004. A portion of Employee’s April 1, 2004 grant has vested and Employee shall receive 25,187 shares of restricted stock. Employee was also granted Bonus Restricted Stock, including the related risk premium restricted stock (“Risk Premium”) during his employment. Employee shall receive all of his Bonus Restricted Stock and the prorated portion of his Risk Premium. Employee shall have 24,344 shares of Bonus Restricted Stock, including the Risk Premium as of his Date of Termination. All such Restricted Stock, Bonus Restricted Stock and Risk Premium shall be distributed to Employee upon expiration of the revocation period described below. Shares of stock shall be withheld from such distribution to satisfy the minimum Federal income tax withholding requirements related to the vesting of Employee’s Restricted Stock, valued as of the Date of Termination. Employee agrees that all other restricted stock grants received by him during his employment shall be forfeited to the Company.

4. Employee understands that if Employee does not sign this Agreement or if Employee revokes this Agreement, Employee shall not be eligible for some or all of the consideration described in Paragraph 3 above. The payments shall be subject to any and all applicable withholding or other employment taxes. Notwithstanding any release or waiver set forth herein, the Company and Employee agree that Employee would otherwise be entitled to benefits arising from Employee’s participation during his employment in any pension, retirement savings, supplemental benefits or welfare plan and that payment to Employee of such benefits is not subject to Employee signing this Agreement. Any such benefits shall be paid under the pension, retirement savings, supplemental benefits or welfare plan in which Employee was a participant during his employment.

5. In return for the consideration described in Paragraph 3 and except as set forth in Paragraph 7, Employee hereby releases, individually and collectively, Employer Entity, its affiliates and their directors, officers, employees, agents, representatives and other persons acting on behalf of the Employer Entity (collectively referred to as the “Parties Released”) from any and all liabilities, demands, claims or suits of whatsoever nature that Employee may have against the Parties Released arising from or in any way related to his employment with the Employer Entity. Employee also releases the Parties Released from all liabilities, demands, claims or suits of whatsoever nature that Employee may have against the Parties Released arising from or in any way related to the termination of his employment with the Employer Entity and from any and all liabilities, demands, claims or suits that Employee may have against any of the Parties Released arising from any act occurring prior to the execution of this Agreement. Notwithstanding the foregoing, this Paragraph 5 shall not be interpreted to mean that Employee shall waive any indemnification rights expressly provided for in the By-laws of this Company.

6. Notwithstanding the release set forth in Paragraph 5, this Agreement does not release any claim (i) for continuation of health care coverage under COBRA and (ii) for benefits arising from any pension, retirement savings, supplemental benefits or welfare plan in which Employee was a participant during his employment. The release set forth in Paragraph 5 does apply to and release any claim for unlawful discharge or discrimination that Employee might assert arising under any state workers compensation act, any claim that Employee might assert for unlawful discharge or discrimination for exercising any right under any benefit plan of the Company, as well as any claim under the Sarbanes-Oxley Act of 2002, 15 U.S.C. §7201, et seq.

7. Except as set forth herein, Employee agrees that Employee will never sue the Parties Released concerning any claim Employee may have relating to Employee’s employment with the Employer Entity or the termination of Employee’s employment. Notwithstanding the foregoing, Employee may file a lawsuit to enforce Employer’s indemnification obligations or to enforce this Agreement. Further, Employee does not release his right to participate in any settlement or judgment that may result from a class action lawsuit against the Parties Released in which Employee is a member of the class; provided, however, that Employee (pursuant to this Paragraph 7) shall not initiate any such legal action against the Parties Released.

8. Except as set forth in Paragraph 4, Employee expressly acknowledges that Employee would not be entitled to the consideration described in Paragraph 3 on account of Employee’s employment with the Employer Entity or for the services that Employee performed for the Employer Entity if Employee did not execute this Agreement and General Release enforceable against Employee. Employee has no agreement with the Employer Entity that gives Employee any right or claim to the consideration described in Paragraph 3 without providing a release to the Employer Entity and the Parties Released. There is no practice or policy of the Employer Entity that gives Employee any right or claim to the consideration described in Paragraph 3 without providing a release to the Employer Entity and the Parties Released.

9. Employee expressly acknowledges that, in connection with Employee’s decision to accept the consideration described in Paragraph 3 and to provide a release of claims and a promise not to sue, Employee has not relied on any statement, representations, promises, or agreements of any kind made by any of the Parties or by any of the Parties’ agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement and the Professional Services Agreement which Employee intends to simultaneously enter into with the Company (the “Professional Services Agreement”). This Agreement and the Professional Services Agreement set forth the entire agreement between the Parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the Parties hereto pertaining to the subject matter hereof.

10. In connection with this Agreement:
a) Employee acknowledges that Employee has been given a full and fair opportunity to review this Agreement;
b) Employee understands that Employee has been given at least forty-five (45) days to consider whether to accept the consideration described in Paragraph 3 in return for providing a release to the Employer Entity and the Parties Released;

c) If Employee had made the decision to sign this Agreement before the expiration of forty-five (45) days, Employee certifies that the decision to provide a release before the expiration of the 45-day period was knowing and voluntary and was not induced by the Employer Entity or by the Parties Released through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the 45-day time period, or by providing different terms to other employees who sign the release prior to the expiration of such time period;

d) Employee has carefully read and fully understands all of the provisions of this Agreement, and Employee has signed this Agreement knowing that Employee has given a release to the Parties Released that, except as set forth herein, will prevent Employee from suing the Employer Entity or any of the Parties Released;

e) Employee understands that this Agreement applies to any claims that Employee may have against the Company (except those enumerated in Paragraphs 5, 6 and 7 hereof), including but not limited to claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq., as well as any claim under the Sarbanes-Oxley Act of 2002, 15 U.S.C. §7201, et seq.; and

f) The Employer Entity has specifically advised Employee to consult with an attorney of Employee’s choice before executing this Agreement.
g) Employee understands that nothing in this Agreement shall be construed to prohibit Employee from filing a charge, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission. Employee understands that if Employee has any questions regarding the validity of this Agreement, Employee has been advised and understands that Employee may contact the local Equal Employment Opportunity Commission office.

11. Employee understands that Employee may revoke Employee’s acceptance of this Agreement at any time within seven (7) days after Employee executes it by sending written notice of Employee’s revocation to the Employer Entity by certified mail return receipt requested addressed to El Paso Corporation, 1001 Louisiana, Houston, TX 77002, Ms. Susan B. Ortenstone, Senior Vice President, Human Resources, 30th Floor. Employee further understands that if Employee does not revoke this Agreement within seven (7) days following its execution (excluding the date of execution), it will become effective, binding, and enforceable on the next following day.

12. Subject only to the potential claims referred to in Paragraphs 5, 6 and 7, it is Employee’s express intent to waive and release any and all liabilities, demands, claims or suits relating to or arising from Employee’s employment or the termination of Employee’s employment with the Employer Entity whether the claims are known or unknown, suspected or unsuspected.

13. Employee has read this document and Employee acknowledges that it is written in a manner that Employee can understand. Employee understands that Employee is giving a full and final release to the Parties Released and Employee declares that it is Employee’s intent to provide such a release. Except for the Professional Services Agreement, Employee agrees that this document is a full and final expression of Employee’s agreement with the Employer Entity and with the Parties Released, and Employee acknowledges that no other promises have been made to Employee by either the Employer Entity or the Parties Released that are not set forth in this document. Employee executes this document voluntarily and freely.

    14. Employee acknowledges that the business and services of all Employer Entities are highly specialized and that the following information is not generally known, is highly confidential, and constitutes trade secrets: proprietary technical and business information relating to any Employer Entity’s plans, analyses or strategies concerning international or domestic acquisitions, possible acquisitions or new ventures; development plans or introduction plans for products or services; unannounced products or services; operation costs; pricing of products or services; research and development; personnel information; manufacturing processes; installation, service, and distribution procedures and processes; customer lists; any know-how relating to the design, manufacture, and marketing of any Employer Entity’s services and products, including components and parts thereof; non-public information acquired by Employee concerning the requirements and specifications of any Employer Entity’s agents, vendors, contractors, customers and potential customers; non-public financial information, business and marketing plans, pricing and price lists; non-public matters relating to employee benefit plans; quotations or proposals given to agents or customers or received from suppliers; documents relating to any Employer Entity’s legal rights and obligations; the work product of any attorney employed by or retained by any Employer Entity; and any other information which is sufficiently secret to derive economic value from not being generally known.

    15. Employee shall not make or publish any disparaging statements (whether written, electronic or oral) regarding, or otherwise malign the business reputation of, the Employer Entity or any of the Employer Entity’s directors, officers or employees.

    16. Employee shall maintain in the strictest confidence and will not, directly or indirectly, intentionally or inadvertently, use, publish, or otherwise disclose to any person or entity whatever, any of the information of or belonging to any Employer Entity or to any agent, joint venture, contractor, customer, vendor, or supplier of any Employer Entity regardless of its form, without the prior written explicit consent of the appropriate Employer Entity. Employee shall take reasonable precautions to protect the inadvertent disclosure of information. All duties and obligations set forth in this Agreement shall be in addition to those which exist under statute and at common law and shall not negate but shall be in addition to or coextensive with those obligations arising under any agreements or documents executed by Employee during his employment with Employer Entity. Should Employee be served with legal process seeking to compel disclosure of any such information Employee shall notify the General Counsel of the Company immediately.

    17. For a period of one (1) year after the Date of Termination, Employee shall refrain from doing any and all of the following: a) contacting any individual who is employed by the Company, its affiliates and subsidiaries or any of its successors (hereinafter, an “El Paso Employee”) for the purposes of directly or indirectly recruiting or placing any El Paso Employee with any other employer; b) encouraging any third party to contact any El Paso Employee for the purpose of directly or indirectly recruiting or placing any El Paso Employee with any other employer; c) influencing any El Paso Employee to terminate employment with any Employer Entity or any of its successors; or d) disclosing any information about any El Paso Employee to any person, firm, corporation, partnership, association or other entity which could be used to recruit or to place any El Paso Employee with any other employer or to influence any El Paso Employee to terminate his or her employment. For purposes of this section, El Paso Employee does not include any individual whose employment with any Employer Entity or any of its successors has been terminated.

18. Employee represents that he has returned to all Employer Entities, by the date of execution of this Agreement and except to the extent such return is excused by Employer Entity, all expense reports, notes, memoranda, records, documents, employment manuals, credit cards, pass keys, computers, computer diskettes, office equipment, sales records and data, and all other information or property, no matter how produced, reproduced or maintained, kept by Employee in his possession, used in or pertaining to the business of any Employer Entity, including but not limited to lists of customers, prices, marketing plans, documents relating to the legal rights and obligations of any Employer Entity, the work product of any attorney retained by any Employer Entity, and other confidential materials or information obtained by him in the course of his employment. Employee shall be permitted to retain, as his personal property and for his personal use, any equipment and devices located at Employee’s home and previously owned by the Company, including, but not limited to, any home office computer equipment, handheld devices and similar or related devices.

19. To the extent that the Company determines that Employee possesses information relevant to litigation, potential litigation, investigations by government agencies, potential investigations by government agencies, internal Company investigations, or otherwise, that relate to activities that occurred during the term of Employee’s employment with the Company or thereafter or about which Employee is or may have knowledge, Employee agrees to make himself available at the Company’s request to provide information and assistance, including but not limited to, interviews, deposition testimony, pretrial preparation and trial testimony to respond to requests for information from government authorities and otherwise.  The Company agrees to attempt to accommodate Employee’s other commitments in scheduling any such interviews, depositions, pretrial preparation and trial testimony, or information requests, insofar as is practicable to minimize any inconvenience to Employee. The Company shall promptly reimburse Employee for reasonable out-of-pocket expenses in connection with the performance of services pursuant to this Paragraph 19.

    20. Employee acknowledges that any employment relationship between Employee and any Employee Entity will terminate by virtue of this Agreement, and that Employee has no future employment relationship with any Employer Entity after the Date of Termination, other than the contractual relationships created by this Agreement. In consideration of this Agreement, Employee hereby waives any and all employment rights that he now has with Employer Entity, except as otherwise expressly provided in this Agreement.

    21. Employee warrants that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that he is entering into this Agreement without any threat or coercion and without reliance on any statement or representation made on behalf of any Employer Entity or by any person employed by or representing any Employer Entity, except for the written provisions and promises contained in this Agreement and the Professional Services Agreement.

    22. This Agreement supersedes and replaces all prior commitments, negotiations and agreements proposed or otherwise, whether written or oral, concerning the subject matters contained in this Agreement. This Agreement is an integrated document and the consideration stated herein is the sole consideration for this Agreement.

    23. If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision, section, subsection or other portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended shall be enforced as to give effect to the intention of the Parties insofar as that is possible. In addition, the Parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

24. Nothing in this Agreement shall be construed as an admission of any wrongdoing by any person or any Employer Entity.
    25. This Agreement shall be interpreted and applied in accordance with applicable provisions of the Employee Retirement Income Security Act (ERISA) and the Older Workers Benefit Protection Act (OWBPA). To the extent that federal law does not apply, this Agreement shall be deemed to have been executed and delivered within the state of Texas and the rights and obligations of the Parties shall be construed and enforced in accordance with, and governed by, the laws of the state of Texas without regard to that state’s rules regarding conflict of laws.

26. It is agreed that all questions as to rights and obligations arising out of the terms of this Agreement are subject to arbitration, the costs of which will be shared equally by the parties thereto, and such arbitration shall be governed by the provisions of the Texas General Arbitration Act (Texas Civil Practice and Remedies Code, Section 171.001, et seq.) If a dispute should arise under this Agreement, either Party within thirty (30) days after the date on which the dispute arises may make a demand for arbitration by filing a demand in writing with the other Party

The Parties to this Agreement may agree on one arbitrator, but in the event they cannot so agree, there shall be three arbitrators, one named in writing by each of the Parties within ten (10) days after demand for arbitration is made, and a third arbitrator to be chosen by the two arbitrators named. Should either Party fail to timely join in the appointment of the arbitrators, the arbitrators shall be appointed in accordance with the provisions of the Texas Civil Practice and Remedies Code Section 171.041.

All arbitration proceedings conducted under the terms of this Agreement and all judicial proceedings to enforce any of the provisions of this Agreement shall take place in Houston, Texas. The hearing before the arbitrators of the matter to be arbitrated shall be at the time and place within Houston, Texas selected by the arbitrators. Notice of hearing shall be given and the hearing conducted in accordance with the provisions of the Texas General Arbitration Act except that notice of hearing must be given in writing thirty (30) days before the date the hearing begins. At the hearing, any relevant evidence may be presented by either Party, and the formal rules of evidence applicable to judicial proceedings shall not govern. Evidence may be admitted or excluded in the sole discretion of the arbitrators. The arbitrators shall hear and determine the matter and shall execute and acknowledge their award in writing and deliver a copy thereof to each of the Parties by registered or certified mail.

If there is only one arbitrator, his or her decision shall be binding and conclusive on the Parties. If there are three arbitrators, the decision of any two shall be binding and conclusive. A judgment confirming the award of the arbitrators may be rendered by any court having jurisdiction. No action may be taken to vacate, modify, or correct the arbitral decision or award, except for actions in accordance with the provisions of the Texas General Arbitration Act.

If the arbitrators selected pursuant to this provision shall fail to render a decision within twenty-one (21) days of the date of hearing, they shall be discharged, and three new arbitrators shall be appointed and shall proceed in the same manner and the process shall be repeated until a decision is reached by at least two of the three arbitrators selected.

IN WITNESS WHEREOF, the Parties have executed this Agreement on this date or dates set forth below.

JOHN W. SOMERHALDER II

/s/ John W. Somerhalder II

Date: May 3, 2005

EL PASO CORPORATION

By:	/s/ Susan B. Ortenstone
Susan B. Ortenstone
Senior Vice President,
Human Resources

Date: May 4, 2005